UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934

        Date of Report (Date of earliest event reported) August 25, 2003

             (Exact name of registrant as specified in its charter)
                                DST Systems, Inc.

           (State or other        (Commission         (I.R.S. Employer
             jurisdiction         File Number)       Identification No.)
           of incorporation)

               Delaware             1-14036               43-1581814

                333 West 11th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (816) 435-1000


                                 Not Applicable
         (Former name or former address, if changed since last report.)

                                    FORM 8-K
                                DST SYSTEMS, INC.


ITEM 7  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS

(c) Exhibits.
                  Exhibit No.       Description of Document
                  99.1              News Release dated August 25, 2003

ITEM 9 REGULATION FD DISCLOSURE

See attached to this Form 8-K a News Release dated August 25, 2003 concerning the announcement by DST Systems, Inc. ("DST") of an agreement between DST and Janus Capital Group Inc. regarding a share exchange transaction.

The information in this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for the purposes of or otherwise subject to the liabilities under Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           DST Systems, Inc.


                           /s/ Randall D. Young
                           Vice President, General Counsel and Secretary

Date: August 26, 2003

                                                            Exhibit 99.1

                  DST ANNOUNCES DEFINITIVE AGREEMENT WITH JANUS

KANSAS CITY, MO (August 25, 2003) - DST Systems, Inc. (NYSE: DST) announced today that it has entered into a definitive agreement with Janus Capital Group Inc. (NYSE: JNS) under which DST will acquire from Janus 32.3 million shares of DST common stock (27.9 % of the outstanding shares) in exchange for all of the stock of a DST subsidiary, DST Output Marketing Services, Inc. ("OMS"), which is part of DST's Output Solutions segment. At the time of the exchange, OMS will hold an operating commercial printing and graphics design business and additional cash to equalize the value of the operating business and the DST shares being exchanged. OMS's revenues for the year ended December 31, 2002 and the six months ended June 30, 2003 were $105.7 million and $44.5 million, respectively. OMS has approximately 420 employees.

Janus and DST have agreed that the exchange value of the DST shares at closing will be determined based on the average price of DST common stock during the twenty trading day period prior to the close of the transaction, but at not less than $30.00 per share nor more than $34.50 per share. On this basis, and including the value of its other assets, OMS would have an approximate aggregate value of between $969 million to $1.114 billion, and its assets at closing would include cash of approximately $854 million to $999 million.

DST and Janus have structured the transaction in accordance with Section 355 of the Internal Revenue Code. Accordingly, neither DST nor Janus expects to realize a taxable gain as a result of the exchange. Both parties will receive tax opinions from their tax advisors.

DST intends to finance the transaction largely from the net proceeds of its recent $840 million convertible debenture offering, additional borrowings under bank credit facilities and from its other general corporate funds.

Upon completion of the transaction, Janus will still own 7.4 million shares of DST common stock (approximately 9% of the outstanding shares, on a pro forma basis) but DST will hold a proxy to vote those shares.

The transaction is intended to achieve important DST business objectives. DST believes the removal of significant ownership interest by Janus, which is a competitor to its mutual fund customer base, will improve its competitive position in the mutual fund industry. In addition, the substantial reduction in the Janus ownership will improve DST's access to bank credit by eliminating aggregation of credit risks by lenders. The transaction will also address certain DST concerns about the lack of desired fit of the OMS operations with those of DST's core output business.

The definitive agreement is subject to a number of closing conditions, including DST stockholder approval, Hart-Scott-Rodino clearance and the receipt of final tax opinions. Subject to satisfaction of those conditions, the transaction is expected to close in the fourth quarter of 2003.

                                     * * * *

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST's views as of today, and actual results could differ. There could be a number of factors affecting future results, including those set forth in Form 8-K/A dated March 17, 2003 filed by DST with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.